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                                                                Exhibit 99.1
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CONTACT:                                               FOR IMMEDIATE RELEASE


Howard E. Rose
Chief Financial Officer
(847) 294-1130 ext. 1291

Jane F. Casey
Vice President
(203) 661-1926 ext. 619

                 BLYTH INDUSTRIES NET EARNINGS UP 50 PERCENT
                           Net Sales Up 38 Percent


GREENWICH, CT, June 3, 1997: Blyth Industries, Inc. (NYSE: BTH) reported today that first quarter net sales increased by 37.8 percent to $146,518,000 from last year's $106,338,000 while operating profits rose 51.2 percent to $18,430,000 from $12,192,000. Net earnings for the quarter increased 49.8 percent to $10,855,000 compared to $7,248,000. Net earnings per share were up
47.8 percent to $0.34 per share from $0.23 per share for the first quarter last year.

This marks the 12th consecutive quarter since Blyth's IPO listing on the New York Stock Exchange that sales and net earnings exceeded the same quarter of the prior year.

Commenting on the strong first quarter performance, Robert B. Goergen, Chairman and CEO, said, "The first quarter results reflect the focus on what continue to be our six core growth strategies: profitable growth of our `best' and `better' brands, namely Colonial Candle of Cape Cod, Mrs. Baker and Carolina Designs; geographic expansion of PartyLite US; increased sales and market share of our Ambria and Canterbury brands; market share and profitability growth of the food service and religious segment; entry into high potential international markets; and, selective acquisitions consistent with our strategic direction. Each of these corporate initiatives contributed, in varying degrees, to our sales and earnings growth. And, we believe that these six fundamental strategies will continue to contribute to enhanced sales and earnings."

Blyth Industries, Inc., headquartered in Greenwich, Connecticut, designs, manufactures, markets and distributes an extensive line of candles and home fragrance products including scented candles, outdoor citronella candles, potpourri and auto fragrance products and markets a broad range of related candle accessories and decorative gift bags. Its products are sold under various brand names, including Colonial Candle of Cape Cod-Registered Trademark-, PartyLite Gifts-Registered Trademark-, Carolina Designs-TM-, Ambria-TM-, Florasense-Registered Trademark-, Jeanmarie-Registered Trademark- and FilterMate-TM-.

Blyth Industries, Inc. can be found on the Internet at www.blythindustries.com.

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                            BLYTH INDUSTRIES, INC.
                     Consolidated Statements of Earnings
                    (In thousands except per share data)
                                  (Unaudited)

                                                                 THREE MONTHS     THREE MONTHS
                                                                ENDED APRIL 30,  ENDED APRIL 30,
                                                                     1997              1996
                                                                --------------   ---------------
Net sales....................................................      $  146,518      $  106,338
Cost of goods sold...........................................          64,367          47,863
                                                                   ----------      ----------
    Gross profit.............................................          82,151          58,475
Selling and shipping.........................................          50,343          36,330
Administrative...............................................          13,378           9,953
                                                                   ----------      ----------
    Total selling and administrative.........................          63,721          46,283
                                                                   ----------      ----------
    Operating profit.........................................          18,430          12,192
                                                                   ----------      ----------
Other expense (income)
  Interest expense...........................................             610             534
  Interest income............................................            (226)           (408)
  Equity in earnings of investees............................             (81)            (81)
                                                                   ----------      ----------
    Total other..............................................             303              45
                                                                   ----------      ----------
    Earnings before income taxes and minority interest.......          18,127          12,147
Income tax expense...........................................           7,310           4,897
                                                                   ----------      ----------
    Earnings before minority interest........................          10,817           7,250
Minority interest............................................             (38)              2
                                                                   ----------     -----------
    Net earnings.............................................      $   10,855      $    7,248
                                                                   ----------      ----------
                                                                   ----------      ----------
Net earnings per common and common equivalent share..........      $     0.34      $     0.23
Weighted average number of shares outstanding................          31,700          31,024

                        Consolidated Balance Sheets
                              (In thousands)
                                (Unaudited)

                                                        APRIL 30,    APRIL 30,
                                                           1997         1996
                                                        ----------  ----------
ASSETS
  Cash and Cash Equivalents...........................  $   21,839   $  44,574
  Accounts Receivable, Net............................      37,417      27,855
  Inventories.........................................     110,271      84,907
  Property, Plant & Equipment, Net....................     114,496      63,694
  Other Assets........................................      18,830      19,185
                                                        ----------  ----------
                                                        $  302,853   $ 240,215
                                                        ----------  ----------
                                                        ----------  ----------
LIABILITIES & STOCKHOLDERS' EQUITY
  Bank Debt...........................................  $    5,000   $    --
  Senior Notes........................................      25,000      25,000
  Other Liabilities...................................      73,873      64,426
  Stockholders' Equity................................     198,980     150,789
                                                        ----------  ----------
                                                        $  302,853   $ 240,215
                                                        ----------  ----------
                                                        ----------  ----------